Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

Salix Pharmaceuticals Reports 1Q2014 Results

1Q14 Total Net Product Revenue Increases 90% to $384 million

1Q14 EBITDA Increases 114% to $149 million

1Q14 XIFAXAN®550 Prescriptions Increase 19% Year-over-Year

1Q14 APRISO® Prescriptions Increase 58% Year-over-Year

UCERIS® Demonstrates Strong Growth in First Full Year on Market

Company to Host Investor Day on July 9, 2014

RALEIGH, NC, May 8, 2014 – Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP) today announced financial and operating results for the first quarter ended March 31, 2014, and other business updates.

Key financial highlights include:

•	First quarter 2014 results include the impact of the Santarus acquisition, which was completed on January 2, 2014. Prior year results do not reflect the acquisition.

•	For the first quarter of 2014, as compared to the first quarter of 2013, total net product revenue increased 90% to $384.4 million. EBITDA increased 114% to $149.2 million. Non-GAAP EPS increased 67% to $1.05 per diluted share.

•	GAAP net loss was $43.9 million, or a loss of $0.69 per share fully diluted, in the first quarter of 2014 compared to GAAP net income of $22.4 million, or $0.35 per share fully diluted, in the first quarter of 2013. GAAP net loss includes $86.4 million in Santarus transaction costs.

(In millions) except per share data	First Quarter		%
	2014	2013	Growth
Total net product revenue	$384.4	202.6	90
EBITDA	149.2	69.7	114
GAAP net income (loss)	(43.9)	22.4	n/a
GAAP EPS	(0.69)	0.35	n/a
Non-GAAP net income	77.8	40.1	94
Non-GAAP EPS	1.05	0.63	67

Important disclosures about reconciliations of applicable GAAP reported to non-GAAP adjusted information are included in this press release. See “Use of Non-GAAP Financial Measures”, “Reconciliation of GAAP net income (loss) to non-GAAP income (loss) and the “Reconciliation of GAAP Guidance to non-GAAP Guidance” in this press release.

Carolyn Logan, President and Chief Executive Officer, stated, “We continued to experience positive momentum in the business in the first quarter of 2014 demonstrated by strong prescription growth for XIFAXAN® 550, APRISO® and UCERIS®, with all three key products reaching new record-highs for total monthly prescriptions in March. As we transitioned Santarus into our distribution model, sales of XIFAXAN 550 and APRISO were below prescription demand for the first quarter of 2014 as wholesalers and drug chains focused on securing Santarus’ products to establish adequate inventories, resulting in very strong revenue growth in Santarus’ products. We expect XIFAXAN 550 sales to exceed prescription demand or be in line with prescription demand in the second quarter of 2014 as wholesalers bring XIFAXAN 550 inventories back to more typical levels, and shipments for all of the Company’s products to track in line with prescription growth by the second half of the year.”

Ms. Logan continued, “Since the successful integration of our respective sales forces, we believe we have established good traction with our expanded sales efforts as evidenced by the growth in new prescribers, among other indicators. The new, fully trained digestive disease specialty sales force has allowed us to increase our reach to approximately 20,000 additional healthcare providers treating patients for the reduction in risk of overt hepatic encephalopathy recurrence. Similarly, our expanded gastroenterology specialty sales force has enabled us to broaden the promotion of UCERIS to more gastroenterologists and we have seen the prescriber base for UCERIS grow by 17% since the end of 2013.”

Ms. Logan concluded, “Looking ahead, we continue to be optimistic about the future trajectory for the business driven by organic growth and potential product expansions. Over the coming months we anticipate several important milestones, which have the ability to significantly grow our base business. Additionally, the acquisition and commercialization of new products, such as our recent licensing agreement for our new investigational bowel prep provide additional expansion opportunities in large and attractive markets.”

Operating Results for the First Quarter of 2014

•	Total net product revenue was $384.4 million for the first quarter of 2014 compared to $202.6 million for the first quarter of 2013, primarily driven by the Santarus acquisition. Revenue was comprised of sales for XIFAXAN®, UCERIS®, APRISO®, GLUMETZA®, ZEGERID®, CYCLOSET®, MOVIPREP®/OSMOPREP®, RELISTOR® and DEFLUX® of $114.3 million, $62.9 million, $14.2 million, $130.3 million, $37.6 million, $10.1 million, $7.1 million, $4.9 million and $5.9 million, respectively.

•	Total cost of products sold was $97.5 million for the first quarter of 2014 (excluding an $18.0 million step-up in value of Santarus inventory under fair value accounting in connection with the acquisition) compared to $33.1 million for the first quarter of 2013.

•	Gross margin, excluding amortization of product rights and intangible assets as well as the step-up in value of Santarus inventory noted above, was 74.6% for the first quarter of 2014 compared to 83.7% for the first quarter of 2013. The lower gross margin in the first quarter of 2014 was due primarily to the inclusion of sales of GLUMETZA, which has lower gross margins than Salix’s other products.

•	Research and development (R&D) expenses were $52.8 million for the first quarter of 2014 compared to $30.3 million for the same period of 2013. The increase in R&D expenses was due primarily to increased expenses associated with license and patent agreements and development programs. As a percentage of total net product revenues, R&D expenses declined to 13.7% for the first quarter of 2014 from 15.0% for the first quarter of 2013.

•	Selling, general and administrative (SG&A) expenses were $108.8 million for the first quarter of 2014, excluding Santarus-related transaction costs of $86.4 million, compared to $76.3 million for the same period of 2013. The increase in SG&A expenses, excluding Santarus-related transaction costs, was due primarily to the inclusion of additional personnel and marketing costs related to the Santarus acquisition and increased legal expenses. As a percentage of total net product revenues, SG&A expenses declined to 28.3% for the first quarter of 2014 from 37.6% for the first quarter of 2013.

•	Non-GAAP net income for the first quarter of 2014 was $77.8 million, or $1.05 per share fully diluted, compared to $40.1 million, or $0.63 per share fully diluted, for the first quarter of 2013.

•	GAAP net loss for the first quarter of 2014 was $43.9 million, or a loss of $0.69 per share fully diluted, compared to GAAP net income of $22.4 million, or $0.35 per share fully diluted, for the first quarter of 2013.

Cash and cash equivalents were $385.1 million as of March 31, 2014.

The following table reconciles actual results for non-GAAP measures to the most closely related GAAP measures. See “Use of Non-GAAP Financial Measures” below.

Salix Pharmaceuticals, Ltd.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)

(In millions, except per share data)

	Actual
	Three Months Ended
	Mar 31, 2014	Mar 31, 2013
GAAP net income (loss)	($43.9)	$22.4
Adjustments:
Cost of goods step-up - Santarus products	18.0	—
Amortization	54.9	11.2
Depreciation and stock-based compensation expense	9.5	6.8
Change in acquisition-related contingent consideration	4.0	2.5
Santarus transaction costs	86.4	—
License payments	14.5	—
Interest expense	42.5	15.3
Interest and other income	(0.3)	—
Income tax expense (benefit)	(36.4)	11.5

EBITDA	$149.2	$69.7
Adjustments:
Cash interest expense	(29.0)	(5.1)
Interest and other income	0.3	—
Adjusted income tax expense	(42.7)	(24.5)

Non-GAAP net income	$77.8	$40.1

Non-GAAP net income per share, fully diluted	$1.05	$0.63

Fully diluted weighted average shares	73.9	63.4

Product and Pipeline Updates

XIFAXAN/Rifaximin

•	On February 4, 2014, the Company announced the issuance of a U.S. patent covering methods of treating hepatic encephalopathy that should provide protection until October 2029. The patent has been listed in the Orange Book.

•	At the end of January, Salix completed patient enrollment in the double-blind phase of TARGET 3, the Company’s Phase 3 study to evaluate the efficacy and safety of repeat treatment with rifaximin 550 mg TID for IBS-D. We now anticipate top-line data on TARGET 3 by early-July 2014.

•	The Company continued patient enrollment for its Phase 2 dose-ranging study for rifaximin SSD, which is being investigated for the prevention of complications in subjects with early decompensated liver cirrhosis, and anticipates completing the enrollment process by the end of 2014. A patent for rifaximin SSD provides protection to 2031.

•	The Company plans to initiate a Phase 3 Crohn’s disease program during the second quarter of 2014. Based on input provided by the FDA and other regulatory agencies, the Company intends to conduct two Phase 3, double-blind, 52-week studies comparing EIR rifaximin (extended intestinal release) to placebo in induction of remission and mucosal healing. A patent for EIR rifaximin provides protection to 2027.

RELISTOR

•	On April 22, 2014, Salix announced that the submission to the European Medicines Agency of Relistor Subcutaneous Injection for the treatment of opioid-induced constipation (OIC) in adult patients with chronic non-cancer pain had been accepted for review. If approved, this will add to the current marketing authorization in the European Union, which allows for the use of Relistor in advanced illness patients.

•	The FDA has tentatively scheduled June 11-12, 2014 for an Advisory Committee meeting at which time the Committee will discuss the use of mu opioid receptor antagonists for opioid induced constipation. RELISTOR will be discussed during the meeting. The FDA’s action to convene an Advisory Committee was taken in response to the appeal by Salix of the complete response action taken by the FDA on July 27, 2012 regarding the RELISTOR sNDA for chronic pain. The FDA has stated that it will take action under the appeal within 30 days after receiving input from the Advisory Committee.

OTHER

•	Investigational bowel prep - On February 27, 2014, the Company announced that it had licensed from RedHill Biopharma Ltd. the worldwide exclusive rights to an early development stage encapsulated formulation for bowel preparation and rights to other purgative developments. If approved by the FDA, the availability of tasteless solid oral formulation bowel prep could potentially help to increase patient compliance associated with bowel cleansing prior to colonoscopy and other abdominal procedures.

•	RUCONEST® - The FDA has issued a Prescription Drug User Fee Act (PDUFA) Action Date of July 16, 2014.

•	UCERIS (budesonide) Rectal Foam - The FDA has issued a PDUFA Action Date of September 15, 2014.

•	SOLESTA® - Two manuscripts have been accepted for peer-reviewed publication and should be available during the second quarter of 2014. One publication reports data demonstrating the long term safety and efficacy of SOLESTA® over three years and a second publication reports data regarding cost effectiveness. The publications should help facilitate consistent and improved coverage among commercial payers.

Financial Outlook

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “We are on course to achieve our goal of $1.6 billion for total net product revenue for 2014 and anticipate increasing revenue growth for the balance of the year as our newly-created digestive disease specialty sales force and expanded gastroenterology sales force gain traction in their respective primary care and gastroenterology markets. Longer term, we continue to believe Salix is well-positioned to deliver strong growth in product revenue and profitability, led by our currently marketed products and the potential for additional indications for rifaximin, as well as new product development opportunities, supported by our expanded sales and marketing resources.”

Current annualized run rates, based on dollarizing March 2014 prescription data, for XIFAXAN®, UCERIS®, APRISO®, GLUMETZA®, ZEGERID®, MOVIPREP®/OSMOPREP®, RELISTOR® and Salix’s “other products”, are approximately $694 million, $109 million, $152 million, $224 million, $111 million, $109 million, $42 million and $80 million, respectively.

For the full year 2014, Salix continues to expect:

•	Total net product revenue of approximately $1.6 billion.

•	EBITDA, excluding expenses associated with the acquisition of Santarus, of approximately $650 million.

•	Non-GAAP net income of approximately $475 million, or $6.33 per diluted share. The change in per share amount from prior guidance is due to the effect of the Company’s higher stock price on the fully diluted calculation.

•	Assumes a cash income tax rate of approximately 12%.

•	Fully diluted shares of 75.0 million.

For the second quarter of 2014, Salix expects:

•	Total net product revenue of approximately $395.0 million.

•	EBITDA, excluding expenses associated with the acquisition of Santarus, of approximately $152.7 million.

•	Non-GAAP net income of approximately $120.3 million, or $1.63 per diluted share.

•	Assumes a cash income tax rate of approximately 4%.

•	Fully diluted shares of 74.0 million.

The following table reconciles future guidance for non-GAAP measures to the most closely related GAAP measures. See “Use of Non-GAAP Financial Measures” below.

Salix Pharmaceuticals, Ltd.

Reconciliation of GAAP Guidance to Non-GAAP Guidance

(In millions, except per share data)

	Guidance
	Three Months Ended Jun 30, 2014	Year Ended Dec 31, 2014
GAAP net income (loss)	$4.9	$38.2
Adjustments:
Amortization	54.9	219.6
Depreciation and stock-based compensation expense	13.6	50.3
Change in acquisition-related contingent consideration	—	4.0
Santarus transaction costs	5.8	93.9
Cost of goods step-up - Santarus products	20.0	38.0
License payments	—	14.5
Interest expense	42.2	169.1
Interest and other income	(0.4)	(1.5)
Income tax expense	11.7	23.9

EBITDA	$152.7	$650.0
Adjustments:
Cash interest expense	(27.8)	(112.0)
Interest and other income	0.4	1.5
Adjusted income tax expense	(5.0)	(65.0)

Non-GAAP net income	$120.3	$474.5

Non-GAAP net income per share, fully diluted	$1.63	$6.33

Fully diluted weighted average shares	74.0	75.0

Investor Day Meeting

Salix will host an Investor Day meeting on July 9, 2014 in New York City to present an update on the Company’s strategic initiatives and growth trajectory expectations. An invitation with online registration details will follow.

Conference Call and Webcast Information

Salix will host a conference call at 4:30 p.m. ET on Thursday, May 8, 2014. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (888) 287-5534 (U.S. and Canada) or (719) 325-4757 (international). The participant passcode for the call is 625340. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457- 0820 (international). The participant passcode for the call is 5816928.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company’s 500-member specialty sales force.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution, 100 g/7.5 g/2.691 g/1.015 g/5.9 g/4.7 g), OSMOPREP® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, UCERIS® (budesonide) extended release tablets, for oral use, GIAZO® (balsalazide disodium) tablets, COLAZAL® (balsalazide disodium) Capsules, GLUMETZA® (metformin hydrochloride extended-release tablets) 500 mg and 1000 mg, ZEGERID® (omeprazole/sodium bicarbonate) Powder for Oral Suspension, ZEGERID® (omeprazole/sodium bicarbonate) Capsules, METOZOLV® ODT (metoclopramide hydrochloride), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, FULYZAQ® (crofelemer) delayed-release tablets, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, DIURIL® (chlorothiazide) Oral Suspension, AZASAN® (azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg, CYCLOSET® (bromocriptine mesylate) tablets, FENOGLIDE® (fenofibrate) tablets. UCERIS (budesonide) rectal foam, RELISTOR®, LUMACAN™, RUCONEST®, RHB-106 and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP, AZASAN, GLUMETZA and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at (919)-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our SEC filings.

Use of Non-GAAP Financial Measures

EBITDA is earnings before interest, taxes, depreciation, stock-based compensation expense and amortization, the noncash change in acquisition-related contingent consideration, one-time license payments, the cost of goods step-up for Santarus products and excluding transaction costs related to the Santarus acquisition. Non-GAAP net income is comprised of EBITDA, adjusted for cash interest expense and interest income and a provision for income taxes based on non-GAAP income before tax.

Non-GAAP EPS, or non-GAAP income per share, fully diluted, is non-GAAP net income divided by outstanding shares on a diluted basis. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures, and these non-GAAP measures might not be comparable to similarly named measures disclosed by other companies.

Cautionary Statement Regarding Forward-Looking Statements

Please Note: The materials provided herein that are not historical facts are or might constitute projections and other forward-looking statements regarding future events. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from expected results. Factors that could cause actual events or results to differ materially from those described in this press release include, among others: variability of quarterly results as a result of sales not aligning with prescription demand; risks relating to the integration of Santarus, including that increased revenue and cost savings might not be realized as quickly as anticipated or at all; the unpredictability of the duration and results of regulatory review of New Drug Applications, Biologics License Agreements and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; market acceptance and payer coverage for approved products; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; revenue recognition and other critical accounting policies; the need to acquire new products; general economic and business conditions and other factors. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see Salix’s latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, Salix expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2014	2013
	(unaudited)	(unaudited)
Revenues:
Net product revenues	$384,374	$202,601

Costs and Expenses:
Cost of products sold	115,566	33,072
Amortization of product rights and intangible assets	54,895	11,167
Research and development	52,758	30,316
Selling, general and administrative	108,795	76,272
Transaction costs	86,410	—
Change in acquisition-related contingent consideration	4,039	2,500

Total costs and expenses	422,463	153,327
Income/(loss) from operations	(38,089)	49,274
Loss on extinguishment of debt	—	—
Interest expense	(42,460)	(15,330)
Interest and other income	309	15

Income before income tax	(80,240)	33,959
Income tax expense/(benefit)	(36,368)	11,518

Net Income/(loss)	$(43,872)	$22,441

Income/(loss) per share, basic	$(0.69)	$0.37

Income/(loss) per share, diluted	$(0.69)	$0.35

Shares used in computing net income/(loss) per share, basic	63,321	61,145

Shares used in computing net income/(loss) per share, diluted	63,321	63,420

Salix Pharmaceuticals, Ltd.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	March 31,
	2014	2013
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$385,101	$960,286
Accounts receivable, net	438,545	111,522
Inventory	147,072	108,732
Other assets	3,805,275	754,876

Total Assets	$4,775,993	$1,935,416

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$4,064,485	$1,348,734

Total liabilities	4,064,485	1,348,734

Common stock	63	61
Additional paid-in-capital	681,954	636,040
Other comprehensive income	1,709	(480)
Retained earnings (deficit)	27,782	(48,939)

Total stockholders’ equity	711,508	586,682

Total Liabilities and Stockholders’ Equity	$4,775,993	$1,935,416